UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2015

Towerstream Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33449	20-8259086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Silva Lane Middletown, RI	02842
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 848-5848

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 24, 2015, Towerstream Corporation (the “Company”) received a letter (the “Notice”) from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock (the “Common Stock”) for the last 30 consecutive business days, the Common Stock no longer meets the requirement to maintain a minimum closing bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). The Notice has no immediate effect on the listing of the Common Stock on The Nasdaq Capital Market.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, or until May 23, 2016, to regain compliance with the minimum closing bid price requirement for continued listing. In order to regain compliance, the minimum closing bid price per share of the Common Stock must be at least $1.00 for a minimum of ten consecutive business days. If the Company does not regain compliance with the bid price requirement by May 23, 2016, it may be eligible for an additional 180-day compliance period if it meets the market value of publicly held shares requirement for continued listing, all other initial inclusion requirements for The Nasdaq Capital Market, except for the bid price requirement, and provides written notice that it intends to regain compliance with the bid price requirement during the second 180-day compliance period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERSTREAM CORPORATION

Dated: November 25, 2015	By:	/s/ Joseph P. Hernon
Joseph P. Hernon
Chief Financial Officer